UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
June 23, 2011
Date of Report (Date of earliest event reported)
NOVASTAR FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-13533	74-2830661
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2114 Central Street, Suite 600, Kansas City, MO 64108
(Address of principal executive offices) (Zip Code)
(816) 237-7000
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
Series D Exchange

On June 23, 2011, the Company completed the exchange of all outstanding shares of the Company's 9.00% Series D1 Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), for an aggregate of 37,162,000 shares of newly-issued common stock of the Company, par value $0.01 per share (the “Common Stock”), and $1,377,000 in cash (the “Series D Exchange”). The Series D Exchange was completed pursuant to the Exchange Agreement among the Company and the holders of the Series D Preferred Stock (the “Series D Holders”), dated December 10, 2010, which was previously disclosed on the Current Report on Form 8-K filed by the Company on December 10, 2010. Completion of the Series D Exchange eliminates the Company's obligations with respect to outstanding and future preferred dividends and the preferred liquidating preference related to the Series D Preferred Stock. As of June 24, 2011, there were accrued and unpaid dividends of approximately $34.5 million on the Series D Preferred Stock. As of June 24, 2011, the aggregate liquidating preference of the Series D Preferred Stock was $52.5 million.

In connection with Series D Exchange, the Company entered into a Registration Rights Agreement, dated as of June 23, 2011 (the “Registration Rights Agreement”), with the Series D Holders. The shares of Common Stock issued in the Series D Exchange were issued pursuant to an exemption from registration under Regulation D of the Securities Act of 1933, as amended, and therefore are “restricted securities.” Under the Exchange Agreement, the Series D Holders are not permitted to sell or transfer (except to certain affiliates) the Common Stock that was issued to each Series D Holder until the earlier of either (a) three years from issuance, (b) the occurrence of an ownership change which results in the loss of the Company's existing net operating loss carryforwards (“NOLs”), (c) the authorization by the board of directors of the Company (the “Board of Directors”) of an ownership change which results in the loss of the Company's existing NOLs, or (d) a determination by the Board of Directors that the Company's NOLs will not be realized in whole or in part (the “Lock-Up Period”). The Registration Rights Agreement obligates the Company to register the Common Stock issued in the Series D Exchange at the end of the Lock-Up Period with the Securities and Exchange Commission so that such shares of Common Stock will become freely tradable.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the complete copy of the Registration Rights Agreement filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Series C Offer
On June 27, 2011, NovaStar Financial, Inc. (the “Company”) completed its exchange offer (the “Series C Offer”) for the outstanding shares of publicly-held 8.90% Series C Cumulative Redeemable Preferred Stock of the Company, par value $0.01 per share (“Series C Preferred Stock”). Completion of the Series C Offer eliminates the Company's obligations with respect to outstanding and future preferred dividends and the preferred liquidating preference related to the Series C Preferred Stock. As of June 24, 2011, there were accrued and unpaid dividends of approximately $24.8 million on the Series C Preferred Stock. As of June 24, 2011, the aggregate liquidating preference of the Series C Preferred Stock was $74.8 million. Together, the Series C Offer and the Series D Exchange constitute the Company's plan of recapitalization of its outstanding preferred stock (the “Recapitalization”).
Approximately 88.8% of the Series C Preferred Stock (2,655,649 shares) participated in the Series C Offer. The Series C Offer permitted tendering stockholders the choice between electing a “Stock-Only” option or a “Cash-and-Stock” option. The “Stock-Only” option was oversubscribed and so was subject to proration and allocation. For every 100 shares tendered for the “Stock-Only” option, approximately 85.5 shares were accepted for the “Stock-Only” option (providing 19 shares of Common Stock per share of Series C Preferred Stock). The other 14.5 shares received the “Cash-and-Stock” option (providing $2.00 cash and 3 shares of Common Stock per share of Series C Preferred Stock). The 334,351 shares of Series C Preferred Stock that did not participate in the tender have converted into the right to receive $2.37 cash, payable no sooner than 11 business days after June 27, 2011 and no later than 180 calendar days from June 27, 2011.
Consent Solicitation
As part of the Recapitalization, the Company also solicited consents to the completion of the Series C Offer and the Series D Exchange from the holders of the Series C Preferred Stock and the holders of the Series D Preferred Stock. The Company successfully received the requisite consents to approve the Series C Offer and Series D Exchange. The consent results were as follows:

Consent by the Series D Holders:

Consent	Consent Withheld	Abstain
1,875,000	—	—

Consent by the Series C Holders:

Consent	Consent Withheld	Abstain
2,387,165	106,047	20,845

Item 3.02     Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 of this Current Report regarding the Series D Preferred Stock is incorporated into this Item 3.02 of this Current Report on Form 8-K. The sale was previously reported on the Current Report on Form 8-K filed by the Company on December 10, 2010. A Form D for the Common Stock issued to the Series D Holders was filed on December 20, 2010.

Item 3.03 Material Modification to Rights of Security Holders.
The disclosure set forth in Item 1.01 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03 of this Current Report on Form 8-K.
Included in the amendments to the Company's charter approved at the special meeting of the Company's stockholders held on June 23, 2011 (the “Special Meeting”) are acquisition restrictions in Article Ten of our proposed Articles of Amendment and Restatement. These acquisition restrictions are intended to restrict certain acquisitions of our stock to help preserve our ability to utilize our NOLs and other tax attributes by avoiding the limitations imposed by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and the related U.S. Treasury regulations.
The acquisition restrictions will generally apply until the date that is 36 months and one day after completion of the Series C Offer (or earlier, if the Company's Board of Directors in good faith determines that the acquisition restrictions are no longer in the best interests of the Company and its stockholders). Any attempted direct or indirect sale, transfer, assignment, exchange, issuance, grant, redemption, repurchase, conveyance, pledge or other disposition, whether voluntary or involuntary, and whether by operation of law or otherwise, by any person other than the Company of the Company's Common Stock or any other securities that would be treated as the Company's “stock” under Section 382 of the Code and the applicable regulations to a person or group of persons who own, or who would own as a result of such transfer, 5% or more (by value) of the Company's stock would be restricted. Thus, the restrictions also restrict any attempted transfer of stock that would result in the identification of a new 5-percent stockholder of the Company, as determined under the Code and applicable regulations; this would include, among other things, an attempted acquisition of Company stock by an existing 5-percent stockholder.
The acquisition restrictions may also apply in certain cases to proscribe the creation or transfer of various “options,” which are broadly defined, in respect of Company stock to the extent, generally, that exercise of the option would result in a proscribed level of Company stock ownership. The Board of Directors may waive the acquisition restrictions, and acquisitions of Company stock directly from the Company, whether by way of option exercise or otherwise, are not subject to the acquisition restrictions.
The foregoing description of Article Ten of the Articles of Amendment and Restatement is qualified in its entirety by reference to the complete copy of the Articles of Amendment and Restatement filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 24, 2011, Donald M. Berman resigned as a director of the Company. Mr. Berman resigned to pursue other opportunities and did not resign because of a disagreement with the Company. Mr. Berman has been a valuable member of the Company's Board of Directors since 2005.

As part of the amendments to the Company's charter approved at the Special Meeting, the seats on the Board of Directors held by Howard M. Amster and Barry A. Igdaloff (the “Committed Directors”) were eliminated as part of the elimination of the

Series C Preferred Stock and the size of the Board of Directors was reduced to four seats effective June 27, 2011. However, in the Voting Agreement, dated December 10, 2011, which was entered into as part of the Recapitalization and was previously disclosed on the Current Report on Form 8-K filed by the Company on December 10, 2010, the Committed Directors and the Company mutually agreed that following a successful conclusion to the Series C Offer, the Company would use its reasonable best efforts to expand the Board of Directors by two positions and appoint the Committed Directors to fill the newly-created positions. Moreover, at the first annual meeting of stockholders of the Company occurring after the completion of the Series C Offer, the Company agreed to use its reasonable best efforts to nominate the Committed Directors to three-year terms as directors of the Board of Directors and the Committed Directors agreed to accept such nomination.

Thus, on June 27, 2011, the Board of Directors approved an increase in the size of the Board of Directors from four seats to six seats by unanimous consent. In the same unanimous consent, the Board of Directors appointed the Committed Directors to serve in the newly-created Board of Directors seats until the next annual stockholders meeting, which meeting will occur on July 21, 2011. It is anticipated that Mr. Amster will serve on the Compensation Committee and Mr. Igdaloff will serve on the Audit Committee. Further, the Committed Directors have been nominated by the Board of Directors to serve on the Board of Directors as Class III Directors as described in the proxy materials for the 2011 annual meeting distributed to the Company stockholders eligible to vote at the meeting.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Special Meeting, the stockholders approved amendments to the Company's charter, which amendments are described in the proxy materials for the Special Meeting that were distributed to the Company stockholders eligible to vote at the meeting. On June 27, 2011, the Company filed the Articles of Amendment and Restatement with the Secretary of State of Maryland reflecting these approved amendments. The Company's description of Articles of Amendment and Restatement is qualified in its entirety by reference to the complete copy of the Articles of Amendment and Restatement filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.07    Submission of Matters to a Vote of Security Holders.
The matters that were voted on at the Special Meeting and the final voting results as to each such matter are set forth below.

Proposal 1: Charter Amendment to Eliminate the Series C Preferred Stock

	For	Against	Abstain	Broker Non-Votes
Common Stock	4,288,038	207,821	87,025	2,958,247
Series D Preferred Stock (on an as-converted to Common Stock basis)	1,875,000	—	—	—
Series C Preferred Stock	2,385,845	111,017	17,195	—
Total	8,548,883	318,838	104,220	2,958,247

Proposal 2: Charter Amendment to Eliminate the Series D Preferred Stock

	For	Against	Abstain	Broker Non-Votes
Common Stock	4,285,532	210,712	86,640	2,958,247
Series D Preferred Stock (on an as-converted to Common Stock basis)	1,875,000	—	—	—
Total	6,160,532	210,712	86,640	2,958,247

Proposal 3: Charter Amendment to Increase the Number of Authorized Shares of Capital Stock of the Company

	For	Against	Abstain	Broker Non-Votes
Common Stock	6,637,899	770,785	132,447	—
Series D Preferred Stock (on an as-converted to Common Stock basis)	1,875,000	—	—	—
Total	8,512,899	770,785	132,447	—

Proposal 4: Charter Amendment to Preserve the Company's Net Operating Loss Carryforwards

	For	Against	Abstain	Broker Non-Votes
Common Stock	4,301,529	190,842	90,513	2,958,247
Series D Preferred Stock (on an as-converted to Common Stock basis)	1,875,000	—	—	—
Series C Preferred Stock	2,404,895	41,662	67,500	—
Total	8,581,424	232,504	158,013	2,958,247

Proposal 5: Certain Technical Charter Amendments in Connection with the Other Proposals, to Approve the Amendment and Restatement of the Charter and to Remove Provisions Previously Required by the Company's Former Status as a Real Estate Investment Trust

	For	Against	Abstain	Broker Non-Votes
Common Stock	4,199,878	274,478	108,528	2,958,247
Series D Preferred Stock (on an as-converted to Common Stock basis)	1,875,000	—	—	—
Series C Preferred Stock	2,388,685	102,697	22,675	—
Total	8,463,563	377,175	131,203	2,958,247

Item 8.01    Other Events
On June 27, 2011, the Company issued a press release announcing the closings of the Series C Offer and the Series D Exchange and certain related matters. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits
The following exhibits are furnished with this report as required by Item 601 of Regulation S-K:

Exhibit Number	Description
3.1	Articles of Amendment and Restatement
4.1	Registration Rights Agreement, dated June 23, 2011, among NovaStar Financial, Inc., Jefferies Capital Partners IV L.P., Jefferies Employee Partners IV LLC, JCP Partners IV LLC and Mass Mutual
99.1	Press Release of NovaStar Financial, Inc., dated June 27, 2011
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVASTAR FINANCIAL, INC.

DATE: June 29, 2011	/s/ Rodney E. Schwatken Rodney E. Schwatken Chief Financial Officer